Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS SECOND QUARTER 2012 RESULTS

•	Net income was $1.94 per share, including net costs of $0.10 per share. Adjusted net income was $2.04 per share (refer to page 14).

•	Medical enrollment totaled 33.5 million members as of June 30, 2012.

•	Full year 2012 net income is now expected to be in the range of $7.30 to $7.40 per share (refer to page 14).

•	Board of Directors declares third quarter 2012 dividend of $0.2875 per share.

Indianapolis, Ind. – July 25, 2012 – WellPoint, Inc. (NYSE: WLP) today announced that second quarter 2012 net income was $643.6 million, or $1.94 per share, including net costs of approximately $0.10 per share. These net costs included expenses related to a litigation settlement and the closing of the 1-800 CONTACTS acquisition, partially offset by net investment gains. Net income in the second quarter of 2011 was $701.6 million, or $1.89 per share, and included net investment gains of approximately $0.06 per share.

Excluding the items noted in each period, adjusted net income was $2.04 per share in the second quarter of 2012, an increase of 11.5 percent compared with adjusted net income of $1.83 per share in the prior year quarter (refer to page 14 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“While our second quarter EPS results improved from the prior year and are ahead of our plan through the first six months, the combination of lower enrollment and slightly higher medical cost trends are driving a reduction in our full year 2012 outlook. We are disappointed with the need to lower our guidance, but believe it is the right action to take, given the challenging market we see, our commitment to maintaining pricing discipline and our intention to continue investing for the strong future growth opportunities ahead of us,” said Angela F. Braly, chair, president and chief executive officer. “While our focus on these strategic priorities will impact earnings in the short-term, it will lay the groundwork for stronger performance over time. Our investments will enable us to continue growing the Senior business, expanding our CareMore model, and along with the pending acquisition of Amerigroup, better position us for the dual eligible markets and future state insurance exchanges.”

“Our revised 2012 outlook reflects the impact of anticipated financing for the pending Amerigroup acquisition, as well as lower commercial insured enrollment and higher medical cost trend experience. In the second quarter, we saw an uptick in medical cost trend, most notably in outpatient and physician visits. While we currently believe full year 2012 medical cost trend will be within our expected range of 7.0 percent, plus or minus 50 basis points, we believe it will more likely trend towards the upper half of the range,” said Wayne S. DeVeydt, executive vice president and chief financial officer. “Our revised forecast reflects this dynamic as well as the impact of lower enrollment trends, primarily due to the competitive nature of certain markets. We continue to forecast strong operating cash flow of at least $2.7 billion and expect that our share repurchases and cash dividends will total at least $2.9 billion this year.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled 33.5 million members at June 30, 2012, a decrease of 639,000 members, or 1.9 percent, from approximately 34.2 million at June 30, 2011. Membership in the Local Group and National businesses declined by 585,000 and 259,000, respectively, as the Company repositioned product offerings in the New York small group market and adjusted its administrative fee structure for certain National Accounts in 2012. Enrollment was also impacted by economy-related in-group membership attrition and competitive situations in certain Local Group markets.

The declines in Local Group and National were partially offset by membership growth in the Senior and State Sponsored businesses. Senior membership increased by 163,000, which reflected the Company’s geographic expansion into new Medicare Advantage service areas for 2012 and the acquisition of CareMore in the third quarter of 2011. State Sponsored enrollment increased by 50,000, due primarily to growth in existing programs.

Operating Revenue: Operating revenue totaled approximately $15.2 billion in the second quarter of 2012, an increase of $293.5 million, or 2.0 percent, from approximately $14.9 billion in the second quarter of 2011. The increase was driven by the growth in Senior membership, including CareMore, and premium rate increases designed to cover overall cost trends. These increases in revenue were partially offset by the decline in Local Group enrollment.

Benefit Expense Ratio: The benefit expense ratio was 85.4 percent in the second quarter of 2012, a decrease of 30 basis points from 85.7 percent in the second quarter of 2011. The decline was driven by the Senior and Local Group businesses and was partially offset by an increase in the ratio for State Sponsored business. The declines in Senior and Local Group were due in part to changes in prior period reserve development. Prior year reserve development was favorable in the second quarter of 2012, consistent with the Company’s expectation, while reserves were strengthened during the second quarter of 2011. This favorable impact was partially offset by an increase in medical cost trend in the Local Group business during the current year quarter. The increase in the State Sponsored benefit expense ratio reflected higher medical costs and the impact of state budgetary pressures.

Medical Cost Trend: For the full year of 2012, the Company continues to expect that underlying Local Group medical cost trend will be in the range of 7.0 percent, plus or minus 50 basis points, and likely towards the upper half of this range. Unit cost increases continue to be the primary driver of overall medical cost trend, while the Company recognized an increase in utilization during the second quarter of 2012.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of June 30, 2012, was 40.8 days, a decrease of 1.0 day from 41.8 days at March 31, 2012. This was driven primarily by an increase in the speed of claim receipts, as provider compliance with HIPAA 5010 improved.

SG&A Expense Ratio: The SG&A expense ratio was 13.7 percent in the second quarter of 2012, an increase of 20 basis points from 13.5 percent in the second quarter of 2011. The increase was driven primarily by the settlement of a litigation matter. SG&A expense also increased due to the inclusion of CareMore business in the second quarter of 2012, which was partially offset by the impact of higher operating revenue.

Effective Income Tax Rate: The Company’s effective income tax rate was 38.6 percent in the second quarter of 2012 and was impacted by the non-deductibility of the litigation settlement. The effective income tax rate was 30.4 percent in the second quarter of 2011, which was unusually low due to prior year federal and state audit settlements.

Operating Cash Flow: For the first six months of 2012, operating cash flow exceeded $1.7 billion and was 1.2 times net income. Operating cash flow totaled $521.5 million, or 0.8 times net income, in the second quarter of 2012. The second quarter is a seasonally low quarter for the Company’s operating cash flow, as two estimated federal income tax payments are made during the quarter. Operating cash flow totaled approximately $1.9 billion, or 1.2 times net income, in the first six months of 2011.

Share Repurchase Program: During the second quarter of 2012, the Company repurchased 7.2 million shares of its common stock for $493.7 million. During the first six months of 2012, the Company repurchased 17.4 million shares of its common stock for approximately $1.2 billion. As of June 30, 2012, the Company’s remaining Board-approved share repurchase authorization was approximately $3.2 billion.

Cash Dividend: During the second quarter of 2012, the Company paid a quarterly dividend of $0.2875 per share, representing a distribution of cash totaling $93.5 million. Cash dividend payments totaled $189.3 million for the first six months of 2012. On July 24, 2012, the Board of Directors declared a quarterly dividend to shareholders for the third quarter of 2012 of $0.2875 per share. The third quarter dividend is payable on September 25, 2012, to shareholders of record at the close of business on September 10, 2012.

Investment Portfolio & Capital Position: During the second quarter of 2012, the Company recorded net investment gains of $64.6 million pre-tax, consisting of net realized gains from the sale of securities totaling $70.5 million, partially offset by other-than-temporary impairments totaling $5.9 million. In the second quarter of 2011, the Company recorded net investment gains of $33.1 million pre-tax, consisting of net realized gains from the sale of securities totaling $41.5 million, partially offset by other-than-temporary impairments totaling $8.4 million.

As of June 30, 2012, the Company’s net unrealized gain position in the investment portfolio was approximately $1.1 billion, consisting of net unrealized gains on fixed maturity and equity securities totaling $767.5 million and $294.5 million, respectively. As of June 30, 2012, cash and investments at the parent company totaled $2.5 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare and Specialty Products lines of business (including 1-800 CONTACTS); Consumer Business, which includes the Individual, Senior and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions, FEP business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

	Three Months Ended June 30				Six Months Ended June 30
(In millions)	2012	2011	Change		2012	2011	Change
Operating Revenue
Commercial Business	$8,388.7	$8,646.8	(3.0%)		$16,895.2	$17,210.9	(1.8%)
Consumer Business	4,826.5	4,353.4	10.9%		9,576.9	8,587.8	11.5%
Other	1,958.1	1,879.6	4.2%		3,851.4	3,735.9	3.1%

Total Operating Revenue	15,173.3	14,879.8	2.0%		30,323.5	29,534.6	2.7%

Operating Gain
Commercial Business	$771.2	$747.2	3.2%		$1,763.0	$1,872.3	(5.8%)
Consumer Business	211.1	176.7	19.5%		428.8	382.5	12.1%
Other	9.4	22.8	(58.8%)		12.5	42.2	(70.4%)

Total Operating Gain	991.7	946.7	4.8%		2,204.3	2,297.0	(4.0%)

Operating Margin
Commercial Business	9.2%	8.6%	60	bp	10.4%	10.9%	(50	) bp
Consumer Business	4.4%	4.1%	30	bp	4.5%	4.5%	0	bp
Total Operating Margin	6.5%	6.4%	10	bp	7.3%	7.8%	(50	) bp

Commercial Business: Operating gain in the Commercial segment was $771.2 million in the second quarter of 2012, an increase of $24.0 million, or 3.2 percent, from $747.2 million in the second quarter of 2011. The increase was driven by an improvement in the benefit expense ratio for Local Group business, partially offset by a reduction in fully insured Commercial membership. The Local Group benefit expense ratio improved primarily due to changes in prior period reserve development. Prior year reserve development was favorable in the second quarter of 2012, consistent with the Company’s expectation, while reserves were strengthened during the second quarter of 2011. This favorable impact was partially offset by an increase in medical cost trend during the current year quarter.

Consumer Business: Operating gain in the Consumer segment was $211.1 million in the second quarter of 2012, an increase of $34.4 million, or 19.5 percent, compared with $176.7 million in the second quarter of 2011. The increase reflected improvements in the Senior business, including organic membership growth and additional operating gain from the acquisition of CareMore. Changes in reserve development also contributed to the period over period comparison. Prior year reserve development was favorable in the second quarter of 2012, consistent with the Company’s expectation, while reserves were strengthened during the second quarter of 2011. The improvements in Senior were partially offset by lower operating gain in the State Sponsored business due to higher medical costs and the impact of state budgetary pressures.

Other: Operating gain in the Other segment was $9.4 million in the second quarter of 2012, a decline of $13.4 million, or 58.8 percent, compared with $22.8 million in the second quarter of 2011. The decline reflected higher unallocated corporate expenses in the current year quarter.

OUTLOOK

Full Year 2012:

•	Net income is now expected to be in the range of $7.30 to $7.40 per share. This expectation includes the following items, which collectively have no net impact on the earnings per share outlook:

•	Costs related to the settlement of a litigation matter;

•	Costs related to the 1-800 CONTACTS acquisition;

•	Costs related to the anticipated financing of the pending Amerigroup Corporation acquisition; and

•	Net realized investment gains and other-than-temporary impairment losses on investments (refer to page 14).

•	Year-end medical enrollment is now expected to be approximately 33.4 million members, consisting of approximately 20.1 million self-funded members and approximately 13.3 million fully insured members.

•	Operating revenue is now expected to total approximately $61.0 billion.

•	The benefit expense ratio is now expected to be approximately 85.5 percent.

•	The SG&A expense ratio is expected to be approximately 13.9 percent.

•	Operating cash flow is now expected to be at least $2.7 billion, including payments related to the litigation settlement.

Basis of Presentation

1.	Operating revenue and operating gain are the key measures used by management to evaluate performance in each reporting segment. Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of products. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	Certain prior period amounts have been reclassified to conform to current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s second quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 226536. The replay will be available from 11 a.m. EDT today until the end of the day on August 8, 2012. The call will also be available through a live webcast at www.wellpoint.com. A webcast replay will be available following the call.

WellPoint Contacts: Investor Relations	Media
Sean Meenan, 317-488-6715	Kristin Binns, 917-697-7802

About WellPoint, Inc.

At WellPoint, we believe there is an important connection between our members’ health and well-being—and the value we bring our customers and shareholders. So each day we work to improve the health of our members and their communities. And, we can make a real difference since we have approximately 34 million people in our branded health plans, and approximately 65 million people served through our subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint’s plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). WellPoint also serves customers throughout the country as UniCare and in certain California, Arizona and Nevada markets through our CareMore subsidiary. We also sell contact lenses, eyeglasses and other ocular products through our recently acquired 1-800 CONTACTS, Inc. subsidiary. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	June 30,	December 31,	March 31,	December 31,	March 31,
	2012	2011	2012	2011	2012
Medical Membership
Customer Type
Local Group	14,612	15,212	14,757	(3.9%)	(1.0%)

National Accounts	7,098	7,401	7,178	(4.1%)	(1.1%)
BlueCard	5,061	4,935	5,005	2.6%	1.1%

Total National	12,159	12,336	12,183	(1.4%)	(0.2%)

Individual	1,856	1,846	1,852	0.5%	0.2%
State Sponsored	1,888	1,867	1,867	1.1%	1.1%
Senior	1,516	1,471	1,497	3.1%	1.3%
FEP	1,516	1,519	1,517	(0.2%)	(0.1%)

Total Medical Membership	33,547	34,251	33,673	(2.1%)	(0.4%)

Funding Arrangement
Self-Funded	20,177	20,506	20,211	(1.6%)	(0.2%)
Fully-Insured	13,370	13,745	13,462	(2.7%)	(0.7%)

Total Medical Membership	33,547	34,251	33,673	(2.1%)	(0.4%)

Reportable Segment
Commercial	26,771	27,548	26,940	(2.8%)	(0.6%)
Consumer	5,260	5,184	5,216	1.5%	0.8%
Other	1,516	1,519	1,517	(0.2%)	(0.1%)

Total Medical Membership	33,547	34,251	33,673	(2.1%)	(0.4%)

Other Membership & Customers
Behavioral Health Membership	24,635	25,135	24,710	(2.0%)	(0.3%)
Life and Disability Membership	4,865	5,012	4,940	(2.9%)	(1.5%)
Dental Membership	3,865	4,046	3,849	(4.5%)	0.4%
Managed Dental Membership	4,119	4,162	4,128	(1.0%)	(0.2%)
Vision Membership	4,333	3,783	4,270	14.5%	1.5%
Medicare Advantage Part D Membership	582	575	586	1.2%	(0.7%)
Medicare Part D Stand-Alone Membership	600	667	590	(10.0%)	1.7%
Retail Vision Customers	3,090	—	—	NM (1)	NM (1)

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	June 30
(In millions, except per share data)	2012	2011	Change
Revenues
Premiums	$14,161.0	$13,913.6	1.8%
Administrative fees	977.5	957.7	2.1%
Other revenue	34.8	8.5	309.4%

Total operating revenue	15,173.3	14,879.8	2.0%

Net investment income	169.4	187.8	(9.8%)
Net realized gains on investments	70.5	41.5	69.9%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(6.5)	(11.1)	41.4%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	0.6	2.7	(77.8%)

Net other-than-temporary impairment losses recognized in income	(5.9)	(8.4)	29.8%

Total revenues	15,407.3	15,100.7	2.0%

Expenses
Benefit expense	12,093.1	11,922.0	1.4%
Selling, general and administrative expense
Selling expense	393.0	405.6	(3.1%)
General and administrative expense	1,688.8	1,605.5	5.2%

Total selling, general and administrative expense	2,081.8	2,011.1	3.5%
Cost of products	6.7	—	NM	(1)
Interest expense	117.6	103.6	13.5%
Amortization of other intangible assets	59.5	56.6	5.1%

Total expenses	14,358.7	14,093.3	1.9%

Income before income taxes	1,048.6	1,007.4	4.1%

Income tax expense	405.0	305.8	32.4%

Net income	$643.6	$701.6	(8.3%)

Net income per diluted share	$1.94	$1.89	2.6%

Diluted shares	331.2	371.5	(10.8%)
Benefit expense as a percentage of premiums	85.4%	85.7%	(30	) bp
Selling, general and administrative expense as a percentage of total operating revenue	13.7%	13.5%	20	bp
Income before income tax expense as a percentage of total revenues	6.8%	6.7%	10	bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Six Months Ended
	June 30
(In millions, except per share data)	2012	2011	Change
Revenues
Premiums	$28,299.5	$27,597.7	2.5%
Administrative fees	1,973.3	1,919.7	2.8%
Other revenue	50.7	17.2	194.8%

Total operating revenue	30,323.5	29,534.6	2.7%

Net investment income	338.4	372.6	(9.2%)
Net realized gains on investments	177.4	98.6	79.9%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(20.2)	(15.9)	(27.0%)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	3.4	5.1	(33.3%)

Net other-than-temporary impairment losses recognized in income	(16.8)	(10.8)	(55.6%)

Total revenues	30,822.5	29,995.0	2.8%

Expenses
Benefit expense	23,865.0	23,150.0	3.1%
Selling, general and administrative expense
Selling expense	786.3	802.6	(2.0%)
General and administrative expense	3,461.2	3,285.0	5.4%

Total selling, general and administrative expense	4,247.5	4,087.6	3.9%
Cost of products	6.7	—	NM	(1)
Interest expense	226.7	209.5	8.2%
Amortization of other intangible assets	118.2	113.4	4.2%

Total expenses	28,464.1	27,560.5	3.3%

Income before income taxes	2,358.4	2,434.5	(3.1%)

Income tax expense	858.3	806.3	6.4%

Net income	$1,500.1	$1,628.2	(7.9%)

Net income per diluted share	$4.48	$4.34	3.2%

Diluted shares	335.1	375.4	(10.7%)

Benefit expense as a percentage of premiums	84.3%	83.9%	40	bp
Selling, general and administrative expense as a percentage of total operating revenue	14.0%	13.8%	20	bp
Income before income tax expense as a percentage of total revenues	7.7%	8.1%	(40	) bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
(In millions)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,953.1	$2,201.6
Investments available-for-sale, at fair value:
Fixed maturity securities	17,206.1	15,913.1
Equity securities	1,139.4	1,188.1
Other invested assets, current	16.0	14.8
Accrued investment income	164.9	172.0
Premium and self-funded receivables	3,890.7	3,402.9
Other receivables	935.5	943.9
Income taxes receivable	137.4	105.8
Securities lending collateral	765.9	871.4
Deferred tax assets, net	347.5	424.8
Other current assets	1,913.6	1,859.0

Total current assets	28,470.1	27,097.4

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	247.1	246.8
Equity securities	29.1	28.8
Other invested assets, long-term	1,191.2	1,103.3
Property and equipment, net	1,478.4	1,418.1
Goodwill	14,534.3	13,858.7
Other intangible assets	8,126.2	7,931.7
Other noncurrent assets	458.6	433.6

Total assets	$54,535.0	$52,118.4

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,415.9	$5,489.0
Reserves for future policy benefits	61.8	55.1
Other policyholder liabilities	2,277.3	2,278.2

Total policy liabilities	7,755.0	7,822.3
Unearned income	1,707.8	926.5
Accounts payable and accrued expenses	2,788.5	3,124.1
Security trades pending payable	188.1	51.7
Securities lending payable	766.4	872.5
Short-term borrowings	200.0	100.0
Current portion of long-term debt	813.7	1,274.5
Other current liabilities	1,958.3	1,727.1

Total current liabilities	16,177.8	15,898.7

Long-term debt, less current portion	10,135.6	8,420.9
Reserves for future policy benefits, noncurrent	696.1	730.7
Deferred tax liability, net	2,868.4	2,724.0
Other noncurrent liabilities	1,013.3	1,055.9

Total liabilities	30,891.2	28,830.2
Shareholders’ equity
Common stock	3.2	3.4
Additional paid-in capital	11,204.4	11,679.2
Retained earnings	12,224.0	11,490.7
Accumulated other comprehensive income	212.2	114.9

Total shareholders’ equity	23,643.8	23,288.2

Total liabilities and shareholders’ equity	$54,535.0	$52,118.4

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30
(In millions)	2012	2011
Operating activities
Net income	$1,500.1	$1,628.2
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(177.4)	(98.6)
Net other-than-temporary impairment losses recognized in income	16.8	10.8
Loss on disposal of assets	1.6	1.8
Deferred income taxes	87.6	111.3
Amortization, net of accretion	313.3	258.3
Depreciation expense	47.4	47.2
Share-based compensation	71.5	60.9
Excess tax benefits from share-based compensation	(22.7)	(36.1)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(466.9)	(58.6)
Other invested assets	(14.4)	(18.9)
Other assets	(77.3)	(137.6)
Policy liabilities	(101.9)	526.6
Unearned income	781.3	146.7
Accounts payable and accrued expenses	(380.4)	(456.2)
Other liabilities	187.5	108.1
Income taxes	(3.6)	(186.2)
Other, net	(17.9)	(21.0)

Net cash provided by operating activities	1,744.6	1,886.7

Investing activities
Purchases of fixed maturity securities	(7,278.9)	(6,351.1)
Proceeds from sales and maturities of fixed maturity securities	6,325.1	6,187.7
Purchases of equity securities	(186.6)	(194.9)
Proceeds from sales of equity securities	276.1	72.4
Purchases of other invested assets	(95.8)	(61.3)
Proceeds from sales of other invested assets	18.7	14.0
Changes in securities lending collateral	106.1	89.7
Purchases of subsidiaries, net of cash acquired	(905.3)	—
Purchases of property and equipment	(226.0)	(206.6)
Proceeds from sales of property and equipment	0.3	3.0
Other, net	(0.9)	(23.1)

Net cash used in investing activities	(1,967.2)	(470.2)

Financing activities
Net (repayment of) proceeds from commercial paper borrowings	(10.5)	600.9
Net proceeds from short-term borrowings	100.0	—
Proceeds from long-term borrowings	1,722.9	—
Repayment of long-term borrowings	(451.1)	(702.7)
Changes in securities lending payable	(106.1)	(89.7)
Changes in bank overdrafts	(23.9)	71.1
Repurchase and retirement of common stock	(1,173.6)	(1,456.3)
Cash dividends	(189.3)	(183.9)
Proceeds from issuance of common stock under employee stock plans	83.7	215.2
Excess tax benefits from share-based compensation	22.7	36.1

Net cash used in financing activities	(25.2)	(1,509.3)

Effects of foreign currency exchange rate changes on cash and cash equivalents	(0.7)	3.8

Change in cash and cash equivalents	(248.5)	(89.0)
Cash and cash equivalents at beginning of period	2,201.6	1,788.8

Cash and cash equivalents at end of period	$1,953.1	$1,699.8

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Six Months Ended June 30		Years Ended December 31
	2012	2011	2011	2010	2009
(In millions)	(Unaudited)
Gross medical claims payable, beginning of period	$5,489.0	$4,852.4	$4,852.4	$5,450.5	$6,184.7
Ceded medical claims payable, beginning of period	(16.4)	(32.9)	(32.9)	(29.9)	(60.3)

Net medical claims payable, beginning of period	5,472.6	4,819.5	4,819.5	5,420.6	6,124.4

Business combinations and purchase adjustments	—	—	100.9	—	2.8

Net incurred medical claims:
Current year	24,032.8	23,101.3	47,281.6	45,077.1	47,315.1
Prior years (redundancies) [1]	(482.0)	(222.3)	(209.7)	(718.0)	(807.2)

Total net incurred medical claims	23,550.8	22,879.0	47,071.9	44,359.1	46,507.9

Net payments attributable to:
Current year medical claims	19,057.5	18,135.1	41,999.0	40,387.8	42,056.9
Prior years medical claims	4,576.2	4,245.3	4,520.7	4,572.4	5,157.6

Total net payments	23,633.7	22,380.4	46,519.7	44,960.2	47,214.5

Net medical claims payable, end of period	5,389.7	5,318.1	5,472.6	4,819.5	5,420.6
Ceded medical claims, end of period	26.2	23.5	16.4	32.9	29.9

Gross medical claims payable, end of period	$5,415.9	$5,341.6	$5,489.0	$4,852.4	$5,450.5

Current year medical claims paid as a percent of current year net incurred medical claims	79.3%	78.5%	88.8%	89.6%	88.9%

Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	9.7%	4.8%	4.5%	15.3%	15.2%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims	1.0%	0.5%	0.5%	1.5%	1.7%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are intended to aid investors when comparing WellPoint, Inc.'s financial results among periods. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended
(In millions, except per share data)	June 30, 2012	June 30, 2011	Change
Net income	$643.6	$701.6	(8.3%)
Add / (Subtract):
Net realized gains on investments (pre-tax)	($70.5)	($41.5)
Other-than-temporary impairment losses on investments (pre-tax)	$5.9	$8.4
Costs related to the settlement of a litigation matter (pre-tax)	$34.0	—
Costs related to the 1-800 CONTACTS acquisition (pre-tax)	$9.2	—
Tax effect of adjustments	$52.0	11.6

Net adjustment items	$30.6	($21.5)
Adjusted net income	$674.2	$680.1	(0.9%)

Net income per diluted share	$1.94	$1.89	2.6%
Add / (Subtract):
Net realized gains on investments (pre-tax)	($0.21)	($0.11)
Other-than-temporary impairment losses on investments (pre-tax)	$0.02	$0.02
Costs related to the settlement of a litigation matter (pre-tax)	$0.10	—
Costs related to the 1-800 CONTACTS acquisition (pre-tax)	$0.03	—
Tax effect of adjustments	$0.16	$0.03

Net adjustment items	$0.10	($0.06)
Adjusted net income per diluted share	$2.04	$1.83	11.5%

	Full Year 2012 Outlook
	Low End	High End
Net income per diluted share	$7.30	$7.40
Add / (Subtract):
Net realized gains on investments from first six months of 2012 (pre-tax)	(0.53)	(0.53)
Other-than-temporary impairment losses on investments from first six months of 2012 (pre-tax)	0.05	0.05
Costs related to the settlement of a litigation matter in the second quarter of 2012 (pre-tax)	0.10	0.10
Costs related to the 1-800 CONTACTS acquisition (pre-tax)	0.06	0.06
Costs related to anticipated financing of the pending Amerigroup acquisition (pre-tax)	0.15	0.15
Tax effect of adjustments	0.17	0.17

Net adjustment items	0.00	0.00

Adjusted net income per diluted share	$7.30	$7.40

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), including statements in this press release, in presentations, in filings with the Securities and Exchange Commission, or SEC, in reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings and those of Amerigroup Corporation with the SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our ability to contract with providers consistent with past practice; our ability to consummate the acquisition of Amerigroup Corporation and our ability to achieve expected synergies and operating efficiencies in the Amerigroup Corporation and the 1-800 CONTACTS, Inc. acquisitions within the expected timeframes or at all and to successfully integrate our operations; such integrations may be more difficult, time consuming or costly than expected; revenues following the transactions may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients and suppliers, may be greater than expected following the transactions; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; risks inherent in selling health care products in the consumer retail market; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by government entities, including the Centers for Medicare & Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.